UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report: June 10, 2009 (Date of earliest event reported)

Milacron Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-08485	31-1062125
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4165 Half Acre Road, Batavia, Ohio		45103
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (513) 536-2000

N/A (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Form 8-K

Item 8.01 Other Events

On June 10, 2009, the Pension Benefit Guaranty Corporation (the "PBGC") filed a complaint (the "Complaint") in the U.S. District Court for the Southern District of Ohio, Western Division, seeking an order (a)  terminating the Milacron Retirement Plan (the "Plan") as of June 10, 2009, (b) appointing the PBGC as the statutory trustee of the Plan and (c) directing that the Plan's administrator turn over all records and assets of the Plan to the PBGC.

Milacron Inc. (the "Company"), the contributing sponsor of the Plan, filed a petition for relief under chapter 11 of the U.S. Bankruptcy Code on March 10, 2009 and entered into a Purchase Agreement on May 3, 2009 for the sale of substantially all of its assets under section 363 of the Bankruptcy Code.  Under the Purchase Agreement, which is subject to higher and better offers and to Bankruptcy Court approval, the purchaser of the Company's assets will not assume the Company's liabilities for pension benefits under the Plan.

The Complaint states that the PBGC is a United States government corporation established to administer the pension plan termination insurance program created by the Employee Retirement Income Security Act of 1974 and that when an underfunded pension plan terminates, the PBGC ensures the timely and uninterrupted payment of statutorily guaranteed pension benefits to plan participants and their beneficiaries.

According to the Complaint, the PBGC has determined that the Plan will be unable to pay benefits when due, and that the possible long-run loss of the PBGC with respect to the Plan may reasonably be expected to increase unreasonably if the Plan is not terminated.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Milacron Inc.

Date: June 16, 2009 By:	/s/ Hugh C. O’Donnell
Name: Hugh C. O’Donnell
Title: Senior Vice President, General Counsel and Secretary